TRANSFER, DIVIDEND DISBURSING AND

SHAREHOLDERS’ SERVICING AGENT AGREEMENT

This agreement (the “Agreement”) is made as of May 1, 2010, by and between Columbia Funds Series Trust I, a Massachusetts business trust (the “Trust”), on behalf of the series thereof listed on Schedule A hereto (as the same may from time to time be amended to add or delete one or more series of such trusts) (each such series of the Trust, a “Fund”), Columbia Management Investment Services Corp. (formerly, RiverSource Service Corporation), a Minnesota corporation (“CMISC”), and Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC) (“CMIA”), a Minnesota limited liability company.

WHEREAS, the Trust is a registered investment company and desires that CMISC perform certain services for the Funds; and

WHEREAS, CMISC is willing to perform such services upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Trust, CMISC and CMIA are party to that certain Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement dated as of May 1, 2010, as amended (the “General Agreement”) relating to the classes of the Funds other than the Funds’ Class Y shares, and this Agreement does not amend or supersede the General Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1. Appointment. The Trust hereby appoints CMISC to act as Transfer Agent, Dividend Disbursing Agent and Shareholders’ Servicing Agent for the Class Y shares of the Funds, and CMISC accepts such appointments and will perform the respective duties and functions of such offices in the manner hereinafter set forth.

Notwithstanding such appointments, however, the parties hereto agree that CMIA may, upon thirty (30) days prior written notice to the Trust, assume such duties and functions itself. In such event, CMIA shall have all of the rights and obligations of CMISC hereunder. However, whether or not CMIA assumes such duties and functions, CMIA guarantees the performance of CMISC hereunder and shall be responsible financially and otherwise to the Trust for the performance by CMISC of its obligations under this Agreement.

2. Compensation. The Trust shall pay to CMISC, or to such person(s) as CMISC may from time to time instruct, for services rendered and costs incurred in connection with the performance of duties hereunder, such compensation and reimbursement as may from time to time be approved by vote of the Trustees of the Trust.

Schedule B hereto sets forth the compensation and reimbursement arrangements to be effective as of the date of this Agreement, and the treatment of all interest earned with respect to balances in the accounts maintained by CMISC referred to in Sections 6, 9 and 10 of this Agreement, net of any charges imposed by the bank(s) at which CMISC maintains such accounts.

3. Copies of Documents. The Trust will furnish CMISC with copies of the following documents: the Declaration of Trust of the Trust and all amendments thereto; and the Trust’s registration statement as in effect on the date hereof under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and all amendments or supplements thereto hereafter filed, relating to Class Y shares of the Funds. The prospectus(es) and statement(s) of additional information contained in such registration statement, as from time to time amended and supplemented, are herein collectively referred to as the “Prospectus.”

4. Share Certificates. If the Trustees of the Trust shall have resolved that all of a particular Fund’s Class Y shares of beneficial interest shall be issued in certificated form, CMISC shall maintain a sufficient supply of blank share certificates representing such Class Y shares, in the form approved from time to time by the Trustees of the Trust. Such blank share certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Trust, and shall bear the seal or facsimile thereof of the Trust; and notwithstanding the death, resignation or removal of any officer of the Trust authorized to sign such share certificates, CMISC may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Trust.

5. Lost or Destroyed Certificates. In case of the alleged loss or destruction of any shareholder certificate, no new certificate shall be issued in lieu thereof, unless there shall first be furnished to CMISC an affidavit of loss or non-receipt by the holder of Class Y shares with respect to which a certificate has been lost or destroyed, supported by an appropriate bond satisfactory to CMISC and the Trust and issued by a surety company satisfactory to CMISC.

6. Receipt of Funds for Investment. CMISC will maintain one or more accounts with its cash management bank into which it will deposit funds payable to CMISC as agent for, or otherwise identified as being for the account of, the Funds, prior to crediting such funds to the respective accounts of the Funds. Thereafter, CMISC will determine the amount of any such funds due a Fund (equal to the number of Fund Class Y shares sold by the Fund computed pursuant to paragraph 7 hereof, multiplied by the net asset value of a Fund Class Y share next determined after receipt of such purchase order), deposit the net amount due the Fund in the Fund’s account with its custodian (the “Custodian”), and notify the Fund of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

7. Shareholder Accounts. Upon receipt of any funds referred to in paragraph 6 hereof, CMISC will compute the number of Class Y shares purchased by the shareholder according to the net asset value of such Class Y shares next determined after such receipt; and

(a) in the case of a new shareholder, open and maintain an open account for such shareholder in the name or names set forth in the subscription application form;

(b) if the Trustees of the Trust have resolved that all of the Class Y shares of a particular Fund shall be issued in certificated form, and if specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his or her address set forth in the shareholder records of the Trust maintained by CMISC a share certificate for full Class Y shares purchased; and

(c) send to the shareholder a confirmation indicating the amount of full and fractional Class Y shares purchased (in the case of fractional shares, rounded to three decimal places) and the price per Class Y share;

all subject to any reasonable instructions which the Distributor or the Trust may give to CMISC with respect to rejection of orders for shares.

8. Unpaid Checks. In the event that any check or other order for payment of money on the account of any shareholder or new investor is returned for any reason, CMISC will take such steps, including imposition of a reasonable processing or handling fee on such shareholder or investor, as CMISC may, in CMISC’s discretion, deem appropriate, or as the Trust or the Distributor may instruct CMISC.

9. Dividends and Distributions. The Trust will promptly notify CMISC of the declaration of any dividends or distribution with respect to Fund Class Y shares, the amount of such dividend or distribution, the date each such dividend or distribution shall be paid, and the record date for determination of shareholders entitled to receive such dividend or distribution. As Dividend Disbursing Agent, CMISC will, on or before the payment date of any such dividend or distribution, notify the Custodian of the estimated amount of cash required to pay such dividend or distribution, and the Trust agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian to make available to CMISC sufficient funds therefore in the dividend and distribution account maintained by CMISC with the Custodian. As Dividend Disbursing Agent, CMISC will prepare and distribute to shareholders any funds to which they are entitled by reason of any such dividend or distribution and, in the case of shareholders entitled to receive additional Class Y shares by reason of any such dividend or distribution, CMISC will make appropriate credits to their accounts and prepare and mail to shareholders a confirmation statement and, if required, a certificate in respect of such additional Class Y shares.

10. Repurchase and Redemptions. CMISC will receive and stamp with the date of receipt all certificates and requests delivered to CMISC for repurchase or redemption of Class Y shares and CMISC will process such repurchases as agent for the Distributor and such redemptions as agent for the Trust as follows:

(a) If such certificate or request complies with standards for repurchase or redemption approved from time to time by the Trust, CMISC will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, pay to the shareholder from funds deposited by the Trust from time to time in the repurchase and redemption account maintained by CMISC with its cash management bank, the appropriate repurchase or redemption price, as the case may be, as set forth in the Prospectus;

(b) If such certificate or request does not comply with said standards for repurchase or redemption as approved by the Trust, CMISC will promptly notify the shareholder of such fact, together with the reason therefore, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Distributor, as agent for the Trust, shall so direct; and

(c) CMISC shall notify the Trust and the Distributor as soon as practicable on each business day of the total number of Fund Class Y shares covered by requests for repurchase or redemption which were received by CMISC in proper form on the previous business day, such notification to be confirmed in writing.

11. Exchanges and Transfers. Upon receipt by CMISC of a request to exchange Fund Class Y shares held in a shareholder’s account for Class Y shares of another Fund, CMISC will verify that the exchange request is made by authorized means and will process a redemption and corresponding purchase of Class Y shares in accordance with the Trust’s redemption and purchase policies and in accordance with the redemption and purchase provisions of this Agreement. Upon receipt by CMISC of a request to transfer Fund Class Y shares, and receipt of a Class Y share certificate for transfer or an order for the transfer of uncertificated Class Y shares, in either case with such endorsements, instruments of assignment or evidence of succession as CMISC may require and accompanied by payment of any applicable transfer taxes, and satisfaction of any conditions contained in the Trust’s Declaration of Trust, By-Laws, and Prospectus, CMISC will record the transfer of ownership of such Class Y shares in the appropriate records and will process the transfer in accordance with the Trust’s transfer policies and will open an account for the transferee, if a new shareholder, in accordance with the provisions of this Agreement.

12. Systematic Withdrawal Plans. CMISC will administer systematic withdrawal plans in respect of Class Y shares pursuant to the provisions of withdrawal orders duly executed by shareholders and the relevant Fund’s Prospectus. Payments upon such withdrawal orders shall be made by CMISC from the appropriate account maintained by the Trust with the Custodian. Prior to the payment date CMISC will withdraw from a shareholder’s account and present for repurchase or redemption as many Class Y shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder’s withdrawal plan and the relevant Fund’s Prospectus.

13. Tax Returns and Reports. CMISC will prepare, file with the Internal Revenue Service and any other federal, state or local governmental agency which may require such filing, and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Funds as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, and CMISC will withhold such sums as are required to be withheld under applicable Federal and state income tax laws, rules and regulations.

14. Record Keeping. CMISC will maintain records, which at all times will be the property of the Trust and available for inspection by the Trust and the Distributor, showing for each shareholder’s Class Y shares account the following:

(a) Name, address and United States taxpayer identification or Social Security number, if provided (or amounts withheld with respect to dividends and distributions on Class Y shares if a taxpayer identification or Social Security number is not provided);

(b) Number of Class Y shares held and number of Class Y shares for which certificates have been issued;

(c) Historical information regarding the Class Y shares account of each shareholder, including dividends and distributions paid, if any, and the date and price for all transactions on a shareholder’s Class Y shares account;

(d) Any stop or restraining order placed against a shareholder’s Class Y shares account;

(e) Information with respect to withholdings of taxes on dividends paid to foreign Class Y shares accounts; and

(f) Any instruction as to record address, and any correspondence or instructions or privileges (such as a telephone exchange privilege), relating to the current maintenance of a shareholder’s Class Y shares account.

In addition, CMISC will keep and maintain on behalf of the Trust all records which the Trust or CMISC is required to keep and maintain pursuant to any applicable statute, rule or regulation, including without limitation, Rule 31(a)-1 under the Investment Company Act of 1940, relating to the maintenance of records in connection with the services to be provided hereunder. CMISC shall be obligated to maintain at its expense only those records necessary to carry out its duties hereunder and the remaining records will be preserved at the Trust’s expense for the periods prescribed by law.

15. Other Information Furnished. CMISC will furnish to the Trust and the Distributor such other information, including shareholder lists and statistical information, as may be agreed upon from time to time between CMISC and the Trust. CMISC shall notify the Trust of any request or demand to inspect the Class Y shares records books of the Trust and will act upon the instructions of the Trust as to permitting or refusing such inspection.

16. Shareholder Inquiries. CMISC will respond promptly to written correspondence from Class Y shareholders, registered representatives of broker-dealers engaged in selling Fund Class Y shares, the Trust and the Distributor relating to its duties hereunder, and such other correspondence as may from time to time be mutually agreed upon between CMISC and the Trust. CMISC also will respond to telephone inquiries from Class Y shareholders with respect to existing Class Y shares accounts.

17. Communications to Shareholders and Meetings. CMISC will determine all Class Y shareholders entitled to receive, and will address and mail, all communications by the Trust to its Class Y shareholders, including quarterly and annual reports to shareholders, proxy material for meetings of shareholders and periodic communications to shareholders. CMISC will receive, examine and tabulate return proxy cards for meetings of shareholders and certify the vote to the Trust.

18. Insurance. CMISC will not reduce or allow to lapse any of its insurance coverage from time to time in effect, including but not limited to Errors and Omissions, Fidelity Bond and Electronic Data Processing coverage, without the prior written consent of the Trust.

19. Duty of Care and Indemnification. CMISC will at all times use reasonable care and act in good faith in performing its duties hereunder. CMISC will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

CMISC may rely on certifications of the Secretary, any Assistant Secretary, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust as to proceedings or facts in connection with any action taken by the shareholders or Trustees of the Trust, and upon instructions not inconsistent with this Agreement from the President, any Vice President, the Treasurer or any Assistant Treasurer of the Trust. CMISC may apply to counsel for the Trust, at the Trust’s expense, or its own counsel, for advice whenever it deems expedient. With respect to any action taken on the basis of such certifications or instructions or in accordance with the advice of counsel for instructions or in accordance with the advice of counsel for the Trust, the Trust will indemnify and hold harmless CMISC from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

The Trust will indemnify CMISC against and hold CMISC harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect to any claim, demand, action or suit not resulting from CMISC’s bad faith or negligence and arising out of, or in connection with, its duties on behalf of the Trust under this Agreement.

CMISC shall also be indemnified and held harmless by the Trust against any loss, claim, damage, liability and expenses (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon any instrument or certificate for Class Y shares believed by it (a) to be genuine and (b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument or certificate.

In any case in which a party to this Agreement may be asked to indemnify or hold harmless the other party hereto, the party seeking indemnification shall advise the other party of all pertinent facts concerning the situation giving rise to the claim or potential claim for indemnification, and each party shall use reasonable care to identify and notify the other promptly concerning any situation which presents or appears likely to present a claim for indemnification.

20. Employees. CMISC is responsible for the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others caused by such agents or employees. CMISC assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

CMISC shall maintain at its own expense insurance against public liability in a reasonable amount.

21. AML/CIP. CMISC agrees to provide anti-money laundering services to the Trust and to operate the Trust’s customer identification program, in each case in accordance with the written procedures developed by CMISC and adopted or approved by the Trustees of the Trust and with applicable law and regulation.

22. Termination. This Agreement shall continue indefinitely until terminated by not less than ninety (90) days’ written notice given by the Trust to CMISC or by six (6) months’ written notice given by CMISC to the Trust. Upon termination hereof, the Trust shall pay such compensation as may be due to CMISC as of the date of such termination.

23. Successors. In the event that (i) in connection with termination of this Agreement a successor to any of CMISC’s duties or responsibilities hereunder is designated by the Trust by written notice to CMISC, or (ii) CMIA exercises its prerogative under Section 1 hereof to assume the duties and functions of CMISC hereunder, CMISC shall promptly, at the expense of the Trust (in the case of an event described in (i) above), transfer to such successor or to CMIA, as the case may be, a certified list of the Class Y shareholders of the Funds (with name, address and taxpayer identification or Social Security number), and historical record of the account of each Class Y shareholder and the status thereof, all other relevant books, records, correspondence and other data established or maintained by CMISC under this Agreement in form reasonably acceptable to the Trust (if such form differs from the form in which CMISC has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from CMISC’s personnel in the establishment of books, records and other data by such successor or CMIA. CMISC shall, in the case of an event described in (i) above, be entitled to reasonable compensation and reimbursement of its out-of-pocket expenses in respect of assistance provided in accordance with the preceding sentence. Also, in the event of the termination of this Agreement, to the extent permitted by the agreements or licenses described below, CMISC and CMIA shall, if requested by the Trustees of the Trust, assign to any entity wholly owned, directly or indirectly, by Columbia Management Group, LLC (or its successors) or by the Trust, or any of them, all of their rights under any existing agreements to which either of them is a party and pursuant to which either has a right to have access to data processing capability in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection with the services contemplated by this Agreement and under any licenses to use third-party software in connection therewith, and in connection with such assignment shall grant to the assignee an irrevocable right and license or sublicenses, on a non-exclusive basis, to use any software used in connection therewith and, on an exclusive basis, any proprietary rights or interest which it has under such agreements or licenses.

24. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by CMISC or CMIA under this Agreement, either CMISC or CMIA may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees of the Trust, make use of (i) its affiliated companies and their directors, trustees, officers and employees and (ii) subcontractors selected by it, provided that it shall supervise and remain fully responsible for the services of all such subcontractors in accordance with and to the extent provided in this Agreement. All costs and expenses associated with services provided by any such subcontractors shall be borne by CMISC, CMIA or such subcontractors, except to the extent specifically provided otherwise in this Agreement.

25. Confidentiality. Each of CMISC and CMIA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential Class Y shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties under this Agreement, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld when CMISC or CMIA may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

26. Compliance. Each of CMISC and CMIA agree to comply with all applicable federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement. Each of CMISC and CMIA agree to provide the Trust with such certifications, reports and other information as the Trust may reasonably request from time to time to assist it in complying with, and monitoring for compliance with, applicable laws, rules and regulations.

27. Miscellaneous. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

A copy of the Agreement and Declaration of Trust of the Trust, as amended or restated from time to time, is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each of the Trust by an officer or Trustee of the Trust in his or her capacity as an officer or Trustee of the Trust and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. Furthermore, notice is given that the assets and liabilities of each series of the Trust is separate and distinct and that the obligations of or arising out of this Agreement with respect to the series of the Trust are several and not joint, and to the extent not otherwise reasonably allocated among such series by the Trustees of the Trust, shall be deemed to have been allocated in accordance with the relative net assets of such series, and CMISC and CMIA agree not to proceed against any series for the obligations of another series.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COLUMBIA FUNDS SERIES TRUST I on behalf of its series listed on Schedule A

By:	/s/ Joseph F. DiMaria
Name:	Joseph F. DiMaria
Title:	Chief Accounting Officer

Columbia Management Investment Services Corp.

By:	/s/ Geralynn Kephart-Strong
Name:	Geralynn Kephart-Strong
Title:	Director

Columbia Management Investment Advisers, LLC

By:	/s/ William F. Truscott
Name:	William F. Truscott
Title:	Chairman

Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement

SCHEDULE A

As of May 1, 2010

Columbia Bond Fund

Columbia Conservative High Yield Bond

Columbia Core Bond

Columbia International Stock Fund

Columbia Large Cap Growth Fund

Columbia Mid Cap Growth Fund

Columbia Small Cap Growth Fund I

Columbia Small Cap Value Fund I

Columbia Strategic Investor Fund

A-1

SCHEDULE B

Payments under the Agreement to CMISC shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

1.	A per account fee as agreed to from time to time by the Fund and CMISC; PLUS

2.	The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from Class Y shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in Section 2 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Definitions

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to the Class Y shares of a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below and (ii) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, which fees are approved by the Trustees from time to time.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

*	Microfiche/microfilm production

*	Magnetic media tapes and freight

*	Printing costs, including certificates, envelopes, checks and stationery

*	Postage bulk, pre-sort, ZIP+4, barcoding, first class direct pass through to the Trust

*	Telephone and telecommunication costs, including all lease, maintenance and line costs

*	Proxy solicitations, mailings and tabulations

*	Daily & Distributions advice mailings

*	Shipping, Certified and Overnight mail and insurance

*	Year-end forms and mailings

Transfer, Dividend Disbursing and Shareholders’ Servicing Agent Agreement

*	Duplicating services

*	Courier services

*	Record retention as required by the Trust, retrieval and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors

*	Third party audit reviews

*	Such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses

CMISC Reimbursable Out-of-Pocket Expenses are allocated to the series of the Trust as follows:

A. Identifiable	Based on actual services performed and invoiced to a series.

B. Unidentifiable	Allocation to the series is based on three evenly weighted factors.

- number of shareholder accounts

- number of transactions

- average assets

Both this Agreement and the General Agreement provide for the reimbursement of CMISC by the Funds for CMISC Reimbursable Out-of-Pocket Expenses; however, CMISC may be reimbursed by the Funds for any particular CMISC Reimbursable Out-of-Pocket Expense only once. Allocations of CMISC Reimbursable Out-of-Pocket Expenses to Class Y shares of the Funds shall be effected in accordance with the Funds’ Rule 18f-3 Multi-Class Plan in effect at the time of such allocations.